EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated January 23, 2007, relating to our audits of the consolidated financial statements of Scivanta Medical Corporation, formerly Medi-Hut Co., Inc., and Subsidiary. We also consent to the reference to our Firm under the caption “Experts” in such registration.

/s/ Weiser LLP

New York, New York
October 25, 2007